EXHIBIT 99.1

Solitario Resources Completes US$4.5 Million Private Placement

DENVER, CO – June 20, 2025 - Solitario Resources Corp. (“Solitario” or the “Company”) (NYSE American: XPL; TSX: SLR) is pleased to announce that it has entered into non-brokered agreements with two investors for the purchase and sale of a total of 7,142,855 shares of Company common stock, at a price of $0.63 per share for total gross proceeds of US$4.5 million (together, the “Offering”).  One of the investors is Newmont Overseas Exploration Ltd. (“Newmont”), a wholly-owned subsidiary of Newmont Corporation.   Newmont is an existing Solitario shareholder having made prior strategic investments in Solitario, including its August 2023 investment.  The second investor is Wexford Capital Partners (“Wexford”), a private investment firm.

Newmont Financing

Newmont purchased 1,587,300 shares of the Company’s common stock at a price of $0.63 per share through a stock purchase agreement between the Company and Newmont.  With this new approximately $1.0 million investment, Newmont now holds a total of 8,453,967 shares of the Company, or a 9.40% interest.

In connection with this new investment, the Company and Newmont amended the Investor Rights Agreement previously entered into by the parties in 2023 to grant Newmont certain additional investor rights.

Wexford Financing

As part of the Offering, Wexford purchased 5,555,555 shares of common stock of the Company through a stock purchase agreement at a price of US$0.63 per share for proceeds of US$3.5 million to Solitario.  Wexford now holds approximately a 6.2% interest in Solitario.

Chris Herald, President and CEO of Solitario, stated: “We are delighted to welcome Wexford Capital to our growing list of institutional ownership.  With Solitario’s current cash position in excess of US$9.0 million, we now have the funding to conduct follow-up drilling not only on the existing Golden Crest Plan of Operations, but also the Ponderosa Plan of Operations, when approved.  Drilling has been initiated on the Golden Crest project and we look forward to reporting progress throughout the remainder of the year”

The Company did not engage an underwriter or registered placement agent for the Offering, and there were no underwriter discounts or commissions or placement agent fees. The net proceeds of the Offering will be used to advance the Company's exploration activities at its core projects and for general corporate purposes.  Additional information regarding the Offering will be included in one or more reports to be filed by the Company with the Securities and Exchange Commission and Canadian regulatory agencies, and this press release is subject to the further detail provided in such reports.

1

The offer and sale of the foregoing securities were made in transactions not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable Canadian and state securities laws. Accordingly, the securities may not be reoffered or resold in the United States or Canada except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable Canadian and state securities laws.

About Solitario

Solitario is a natural resource exploration company focused on high-quality Tier-1 gold and zinc projects. The Company’s common stock is traded on the NYSE American (“XPL”) and on the Toronto Stock Exchange (“SLR”). In addition to its Florida Canyon and Lik joint venture projects, Solitario owns a 100% interest in the 36,000-acre Golden Crest gold project in South Dakota.  At Golden Crest, Solitario has discovered over fifteen areas with potential gold mineralization at surface and is currently permitting a drilling program to test for gold in the sub-surface. Solitario’s Management and Directors hold approximately 8.61% (excluding options) of the Company’s 89.96 million shares outstanding.  Solitario’s cash balance stands at approximately US$9.0 million.  Additional information about Solitario is available online at www.solitarioxr.com.

For More Information Please Contact:

Christopher Herald, President and CEO	303-534-1030 Ext. 14

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934, and as defined in the United States Private Securities Litigation Reform Act of 1995 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Forward-looking statements are statements that are not historical facts. They are based on the beliefs, estimates and opinions of the Company's management on the date the statements are made and address activities, events or developments that Solitario expects or anticipates will or may occur in the future, and are based on current expectations and assumptions.  Forward-looking statements involve numerous risks and uncertainties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Such forward-looking statements include, without limitation, statements regarding the Company’s expectation of the projected timing and outcome of engineering studies; expectations regarding the receipt of all necessary permits and approvals to implement a mining plan, if any, at any of its mineral properties.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to risks that Solitario’s and its joint venture partners’ exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of zinc, gold, lead and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors, and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; the possibility that environmental laws and regulations will change over time and become even more restrictive; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Solitario’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including Solitario’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

2